UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NetSolve, Incorporated

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NETSOLVE, INCORPORATED

9500 Amberglen Boulevard

Austin, Texas 78729

(512) 340-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

On behalf of your board of directors and management, you are invited to attend the 2003 annual meeting of stockholders of NetSolve, Incorporated. Our meeting will be held at the Company’s principal executive office, which is located at 9500 Amberglen Boulevard, Austin, Texas on Wednesday, July 16, 2003, beginning at 11:00 a.m., local time. At the meeting, stockholders will be asked to consider the following matters, which are described in the accompanying proxy statement:

•	To elect seven directors to serve until the next annual meeting of stockholders;

•	To ratify changes made to the compensation arrangements for the Company’s outside directors; and

•	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

You are entitled to vote at this meeting if you were a stockholder of record at the close of business on May 19, 2003. The list of stockholders entitled to vote will be available for inspection by any stockholder during the ten days prior to July 16, 2003 at our principal executive office.

Your vote is important to us. Whether or not you plan to attend the meeting, please complete, date, sign and mail the enclosed proxy card promptly in the return envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS

Kenneth C. Kieley,

Vice President-Finance, Chief

Financial Officer and Secretary

Austin, Texas

June 13, 2003

PROXY STATEMENT

This proxy statement is being provided to you by the board of directors, or Board, of NetSolve, Incorporated in connection with the solicitation of proxies for use at our 2003 annual meeting of stockholders to be held on Wednesday, July 16, 2003, and any adjournment thereof. We are mailing this proxy statement and the accompanying proxy card to stockholders beginning June 13, 2003.

Proposals to be Voted on and Voting Recommendations.  The proposals scheduled to be voted on at the meeting include (i) the election of directors and (ii) the ratification of changes to the compensation arrangements for the Company’s outside directors. Our Board recommends that you vote your shares “FOR” each of the nominees to the Board described in Proposal No. 1 and “FOR” Proposal No. 2.

Stockholders Entitled to Vote.  Stockholders of record at the close of business on May 19, 2003, or record date, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, we had 11,290,895 shares of common stock outstanding. You are entitled to one vote for each share owned on the record date upon all matters to be considered at the meeting.

Voting Your Shares.  If the accompanying proxy card is properly signed and returned to us, it will be voted as you direct. Unless you provide specific voting instructions to the contrary, the persons designated as proxy holders in the proxy card will vote your shares in accordance with the recommendations of the Board. You may revoke your proxy at any time before it is voted at the meeting by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of NetSolve at our principal executive office, 9500 Amberglen Boulevard, Austin, Texas 78729, or by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation of Proxies.  The enclosed proxy is solicited by and on behalf of the Board. NetSolve will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their name shares of common stock beneficially owned by others to forward to such beneficial owners.

Quorum and Votes Required for Approval.  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum entitled to conduct business at the meeting. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Broker non-votes refer to shares held by brokers and other nominees or fiduciaries that are present at the meeting but not voted on a matter because stock exchange regulations require the brokers to have specific voting instructions from the beneficial owners for the shares to be voted. Directors are elected by plurality vote of the votes cast at the meeting and the seven nominees who receive the highest number of votes will be elected. The ratification of Proposal No. 2 will require the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote. Abstentions and broker non-votes will have no effect on either of Proposal No. 1 or Proposal No. 2.

STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2003, by each of our directors, each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to us to own beneficially more than five percent (5%) of the outstanding shares of the common stock. At the close of business on March 31, 2003, there were 11,455,204 shares of our stock outstanding.

Directors, Named Executive Officers and all directors and executive officers as a group	Amount of Common Stock and Nature of Beneficial Ownership	Options Included within Common Stock Owned	Percent of Common Stock Owned

Craig S. Tysdal	856,800	325,000	6.6%
David D. Hood	350,000	350,000	2.7%
John S. McCarthy (1)	476,010	26,250	3.7%
Kenneth C. Kieley	321,400	172,900	2.5%
Howard D. Wolfe, Jr.	164,019	26,250	1.3%
Robert W. Kujawski	125,000	125,000	1.0%
J. Michael Gullard(2)	111,292	26,250	*
Terry Sadowski	70,000	70,000	*
Jeff Guillot	50,000	50,000	*
Honoré LaBourdette	50,000	50,000	*
Suzanne C. Narducci	27,250	26,250	*
G. Joseph Lueckenhoff	23,150	22,500	*
Jerome N. Gregoire	15,000	15,000	*
James L. Zucco, Jr.	15,000	15,000	*
Directors and Executive Officers as a Group (18 persons)	2,930,821	1,576,300	22.5%

* Percentage of shares beneficially owned less than 1%

Name and Address of Other 5% Stockholders	Amount of Common Stock and Nature of Beneficial Ownership	Options Included within Common Stock Owned	Percent of Common Stock Owned

New Enterprise Associates IV, Limited Partnership(3) 1119 St. Paul Street Baltimore, MD 21202	2,340,199	—	20.4%

Commonwealth of Pennsylvania, Public School Employees Retirement System 5 North 5th Street Harrisburg, PA 17101	807,576	—	7.0%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor South Monica, CA 90401	666,300	—	5.8%

Wachovia Corporation(4) One Wachovia Center Charlotte, NC 28288	776,825	—	6.8%

T. Rowe Price Small-Cap(5) Value Fund, Inc. T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	772,104	—	6.7%

(1)	Of the 476,010 shares beneficially owned by Mr. McCarthy, 374,995 are held by Gateway Venture Partners III, L.P., a partnership of which Mr. McCarthy is a general partner and is thereby deemed to be the beneficial owner of the shares held in its portfolio. Mr. McCarthy disclaims beneficial ownership of the shares held by the partnership, except with respect to any proportional pecuniary interest therein. Another 31,000 shares are held by the Gateway Associates Profit Sharing Plan f/b/o John McCarthy U/A 12/31/91 in an account for the benefit of Mr. McCarthy and over which he has sole investment control.

(2)	Of the 111,292 shares beneficially owned by Mr. Gullard, 81,969 represent shares held by the Gullard Family Trust of which he is trustee having both a pecuniary interest and investment control, 2,073 shares held by the Cornerstone Management Profit Sharing Plan f/b/o J. Michael Gullard in an account for the benefit of Mr. Gullard and over which he has sole investment control, and 500 shares held by each of Mr. Gullard’s two children who reside with him. Mr. Gullard is presumed to be the beneficial owner of the shares held by members of his immediate family sharing his household; however, he expressly disclaims beneficial ownership with respect to the shares held by his children.

(3)	Of the 2,340,199 shares reported as beneficially owned by New Enterprise Associates IV, Limited Partnership (“NEA IV”), 2,000,000 shares are held by NEA IV as the record owner and 340,199 shares are held by Spectra Enterprise Associates, Limited Partnership (“Spectra,” and together with NEA IV, the “Funds”) as the record owner. NEA Partners IV, Limited Partnership (“NEA IV GP”) is the sole general partner of NEA IV, and NEA Spectra Partners, Limited Partnership (“Spectra GP,” and together with NEA IV GP, the “GP Partnerships”) is a general partner of Spectra. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each Fund and each GP Partnership may be deemed to share the power to direct the disposition and vote of the shares held of record by both NEA IV and Spectra, for an aggregate of 2,340,199. Cornelius C. Bond, Jr., C. Richard Kramlich and Charles W. Newhall III, as individual general partners of each GP Partnership, may be deemed to beneficially own all of the 2,340,199 shares. Nancy L. Dorman and Thomas C. McConnell, as individual general partners of NEA IV GP, may be deemed to beneficially own the 2,000,000 shares held by NEA IV. Each of these persons disclaims beneficial ownership of such shares except for the shares, if any, such individual holds of record. In addition to the shares reported here, Mr. Bond has the sole power to vote 19,037 shares, Mr. Kramlich has the sole power to vote 22,672 shares and his wife Pam Kramlich, is the record holder of 807 shares. Mr. Newhall has the sole power to vote 19,037 shares and Mr. McConnell has sole power to vote 1,698 shares. Ms. Dorman does not have sole power for any shares.

(4)	Of the 776,825 shares reported as beneficially owned by Wachovia Corporation, it has sole power to vote 760,672 shares and shared power to vote 153 shares.

(5)	Of the 772,104 shares reported as beneficially owned by T. Rowe Price Associates, Inc., it has sole power to vote 177,825 shares and sole dispositive power of 772,104 shares. Of the 594,279 shares reported as beneficially owned by T. Rowe Price Small-Cap Value Fund, Inc., it has sole power to vote 594,279 shares and no shared or dispositive power.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except pursuant to applicable community property laws or as indicated in the footnotes as set forth above, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of their ownership and changes in their ownership of our common stock with the Securities and Exchange Commission.

Based solely on our review of the copies of these reports and written representations from certain reporting persons, we believe that during the 2003 fiscal year all of our executive officers, directors and ten percent (10%)

stockholders complied with all applicable Section 16(a) filing requirements on a timely basis, except that one report was filed late by Mr. Jerry Davis disclosing 12 late transactions and one report was filed late by Mr. Perry Barth disclosing one late transaction.

THE BOARD OF DIRECTORS

Board Meetings and Attendance.  During the 2003 fiscal year, the board of directors held four regular meetings and four special meetings. All directors attended at least 75% of the total number of meetings of the Board and committees on which they served.

Committees.  The Board has three standing committees, which include an audit committee, a compensation committee and a nominating committee. The following independent directors were members of the respective committees during the past fiscal year, or, in the case of the Nominating Committee, since its formation:

Audit Committee	Compensation Committee	Nominating Committee

John S. McCarthy (Chairman)	Suzanne C. Narducci (Chairman)	J. Michael Gullard (Chairman)

J. Michael Gullard	J. Michael Gullard	John S. McCarthy

Howard D. Wolfe, Jr.	G. Joseph Lueckenhoff	Howard D. Wolfe, Jr.

The Audit Committee.  The audit committee assists the Board in fulfilling its oversight responsibilities applicable to the Company’s auditing, accounting and financial reporting processes and the Company’s system of internal control. See the Audit Committee Report later in this proxy statement for more information about the role and responsibilities of the audit committee. The audit committee is governed by a written charter previously adopted by the Board. A copy of the charter is attached as an appendix to this proxy statement. The audit committee met six times during the 2003 fiscal year.

The Compensation Committee.  The compensation committee recommends to the Board all aspects of compensation and benefits for executive officers, reviews our general policies relating to the compensation and benefits of all employees and administers our incentive compensation and stock option plans. See the Compensation Committee Report later in this proxy statement. The compensation committee met three times during the 2003 fiscal year.

No compensation committee member is currently or has been an officer or employee of NetSolve. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any of whose officers have served on our Board of Directors.

Nominating Committee.  The Nominating Committee selects and recommends to the Board, for its consideration, persons as nominees for election as directors of the Company and performs such other duties as may be assigned to it from time to time by the Board. The Nominating Committee was formed in April 2003 and has met one time since its formation. Stockholders may recommend nominees for directors to the Nominating Committee by writing to the Secretary of the Company at its principal executive offices.

Director Compensation.  Directors are entitled to receive cash compensation in an amount equal to $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by teleconference. The Chairman of the Board receives cash compensation of an additional $2,000 for each Board meeting attended in person and an additional $500 for each Board meeting attended by teleconference. Additionally, all directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board. Directors are eligible to participate in our Long-Term Incentive Compensation Plan. The Company intends to grant each outside director a stock option covering 3,750 shares of our stock on an annual basis. If Proposal No. 2 is ratified or otherwise implemented by the Board, the compensation and vesting periods relating to future stock option grants would change in accordance with Proposal No. 2.

Loan to Robert W. Kujawski.  Effective as of July 31, 2000, the Board approved a loan to Mr. Robert W. Kujawski, our Vice President—Operations. The loan, in the aggregate principal amount of $100,000.00, was granted to Mr. Kujawski under the terms of a promissory note issued August 4, 2000, pursuant to which Mr. Kujawski promised to pay the principal sum, together with interest at a rate of 8% per annum, no later than August 3, 2002. On August 10, 2001, Mr. Kujawski and the Company entered into an Extension and Modification of Promissory Note which reduced the interest on the loan to 4.65% and extended the term of the loan to August 3, 2004. Mr. Kujawski’s obligations on the loan are secured by a security interest in all stock options granted to Mr. Kujawski by the Company at any time prior to the satisfaction of the loan and all shares of NetSolve common stock issued upon the exercise of any such options.

PROPOSALS BEFORE THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

All of the following nominees are currently serving as directors and have agreed to continue serving, if elected. Management has no reason to believe that any of the persons nominated will be unable or unwilling to serve; however, in the event that one or more nominees are unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other persons as may be designated by the Board.

The names and ages of the nominees and information regarding their business experience for at least the past five years is provided below.

Jerome N. Gregoire, age 51, has been a member of the board of directors of Netsolve Incorporated since April, 2003. Mr. Gregoire is an Editor and columnist for CIO Magazine. Prior to that, he served as Sr. Vice President and Chief Information Officer at Dell Computer Corporation since 1996. Before joining Dell, Mr. Gregoire was Vice President and Chief Information Officer of the Pepsi Cola Company. He also serves on the board of directors of ON Semiconductor (ONNN), formally known as Motorola Semiconductor of Phoenix, Arizona.

J. Michael Gullard, age 58, is chairman of the board and has served as a director since October 1992. He is a general partner of Cornerstone Management, a venture capital and consulting firm that provides strategic focus and direction for technology companies. Mr. Gullard is also the chairman of the board of MERANT PLC, a developer of enterprise application development system software, and a director of JDA Software Group, Inc., a developer of software for the retail industry.

David D. Hood, age 47, has been CEO & President of the Company since September 2002. Prior to this, he was the CEO & President of BeVocal beginning in July, 2001 and served as a Vice President and General Manager at Dell Computer Corp. since August 1997 in charge of the consumer PC business. Before joining Dell, he served in a variety of executive leadership positions at AT&T spanning a twenty year period.

G. Joseph Lueckenhoff, age 45, has been a member of our board of directors since July 2000. He became the chief operating officer of Celox Networks in November 2000. Prior to that, he served as the vice president at Dell Computer Corporation responsible for customer service and support since September 1999. Before joining Dell, Mr. Lueckenhoff was the product management vice president for AT&T in the Data Networking Division of Business Services.

John S. McCarthy, age 54, has been a member of the board of directors since August 1991. He has been the Managing General Partner of Gateway Associates, L.P., a venture capital firm, since its inception in 1984. He is also a director of Daleen Technologies, Inc.

Howard D. Wolfe, Jr., age 61, has been a member of our board of directors since October 1988. He has been the managing general partner of New Venture Partners, L.P., New Venture Partners II, L.P., New Venture Partners III., L.P. and New Venture Partners IV, L.P. all of which are venture capital firms, since the inception of each firm. The initial firm, New Venture Partners, L.P., was established in 1981.

James L. Zucco, Jr., age 51, is a senior partner of Sienna Ventures IV. His background includes 25 years of experience working with service and information technology companies. In addition to his board role at the Company, he also sits on the board of OpenReach, a secure WAN connectivity company and dynamicsoft, a communications software company. Before joining Sienna, he served as a partner with Blue Rock Capital. Previous to that, he served as chairman and CEO of Spike Broadband Systems, a developer and supplier of fixed wireless systems, which, subsequent to his departure in October 2001, filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101, et. seq. During 1999, he was an Executive-in-Residence at Kleiner, Perkins, Caufield and Byers. He has also served as the general manager of Lucent Technologies North American carrier division, and as President of Communications Software business unit. He also previously served as vice president, general manager and CIO of AT&T’s business communications services group and led product development and systems engineering as senior vice president and CIO at MCI. He received his BA from Western Maryland College and his MBA from Loyola College.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH DIRECTOR NOMINEE NAMED ABOVE.

PROPOSAL NO. 2

INCREASE IN BOARD AND COMMITTEE COMPENSATION

The Board believes that it is in the best interests of the Company and its stockholders for the Company to attract and retain persons of the highest caliber to serve on the Board. In this connection, the Company recently engaged a consultant to conduct an independent study of director compensation. This study indicated that the Company’s current director compensation was not competitive when compared to comparable companies and that, in order to continue to attract capable independent directors in the current environment, the Company’s existing director compensation arrangement should be modified as described below. The Board adopted these changes to help ensure that the Company can continue to attract and retain the services of persons capable of serving on the Board.

Directors are currently entitled to receive cash compensation in an amount equal to $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by teleconference. The Chairman of the Board receives additional cash compensation of $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by teleconference. Directors do not currently receive a retainer. All directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board. Additionally, newly-appointed directors receive option grants under the Company’s Long-Term Incentive Compensation Plan that give such directors the option to purchase 15,000 shares of Common Stock of the Company, while incumbent directors that are reelected receive annual option grants that give such directors the option to purchase 3,750 shares of Common Stock of the Company. These options have historically vested over a four year period.

Under the new arrangement, which was recommended by the compensation consultant, all outside directors, other than the Chairman of the Board, will also receive, in addition to the meeting fees described above, an annual retainer in the amount of $10,000, and the Chairman of the Board will receive an annual retainer in the amount of $20,000. The Chairman of the Compensation Committee and the Audit Committee will each receive an additional $5,000 annual retainer. In addition to the Board meeting fees described above, which will continue at their current amounts, members of the Compensation and Audit Committees will also receive additional cash compensation in an amount equal to $1,000 for each committee meeting attended in person and $250 for each committee meeting attended by teleconference, unless the committee meeting occurs on the same day as a Board meeting, in which case this additional fee relating to the committee meeting will not be paid. The number of shares subject to option grants to outside directors will remain the same; however, the vesting period on future option grants will be one year.

Stockholder ratification of these changes to the compensation arrangement for outside directors is not required by the Company’s Bylaws, the Long-Term Incentive Compensation Plan or otherwise. However, the Board believes that the compensation is appropriate and prudent, and is submitting the proposal to the stockholders for ratification as a matter of good corporate practice. If ratified by the stockholders, or otherwise effectuated by the Board, the Board intends for these changes to be effective immediately.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation earned during the three most recent fiscal years by (i) our chief executive officer, (ii) our four other mostly highly compensated executive officers whose bonus and salary exceeded $100,000 and who were serving at the end of the 2003 fiscal year and (iii) Craig S. Tysdal and Honoré LaBourdette, each of whom would have been included in this table but for the fact that they were not serving as executive officers at the end of the 2003 fiscal year. We refer to these individuals collectively as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation					Long-Term Compensation Awards	All Other Compensation ($)

Name and Principal Position		Salary ($)		Bonus ($)		Other Annual Compensation ($)(1)	Securities Underlying Options (#)

David D. Hood President and Chief Executive Officer	2003	154,687		50,000	(6)	—	350,000	—

Kenneth C. Kieley Vice President—Finance, Chief Financial Officer and Secretary	2003 2002 2001	175,000 175,000 161,458		— 25,127 974	(3) (2)	— — —	20,000 12,900 20,000	— — —

Robert W. Kujawski, Vice President—Operations	2003 2002 2001	195,500 193,354 147,006		— 25,000 —	(3)	— — —	25,000 25,000 75,000	— — 54,504	(4)

Jeff Guillot Vice President—Development	2003	96,455		61,500	(6)	—	50,000	—

Terry Sadowski Vice President—Marketing	2003	70,000		63,000	(6)	—	70,000	—

Craig S. Tysdal, Former President and Chief Executive Officer (Resigned)	2003 2002 2001	275,000 275,000 234,375		— — 949	(2)	— — —	— 25,000 100,000	— — —

Honoré LaBourdette, Former Vice President—Sales (Resigned)	2003 2002	227,405 213,724	(5) (5)	112,564 —	(7)	— —	— 50,000	— 38,982	(4)

(1)	Other Annual Compensation does not include perquisites and other personal benefits if the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of individual combined salary and bonus for the named executive officer in each year.

(2)	Represents quarterly bonuses paid by the Company pursuant to its Bonus Plan.

(3)	Represents discretionary bonuses paid by the Company to employees of the Company, including executive officers as appropriate, for the completion of specific business transactions. Non-officers who were members of the teams involved in such transactions also received bonuses.

(4)	Consists of relocation reimbursement expenses.

(5)	For 2002 fiscal year, consists of (i) $176,539 of annual salary and (ii) $37,185 of commission payments. For 2003 fiscal year, consists of (i) $200,000 of annual salary and (ii) $27,405 of commission payments.

(6)	Represent sign-on bonuses paid by the Company.

(7)	Represents payments made by the Company under a transition arrangement in connection with Ms. LaBourdette’s resignation.

Long Term Compensation Awards.  Amounts reported as Long-Term Compensation in the Summary Compensation Table are attributable to the named officer’s participation in our Long-Term Incentive Compensation Plan, or LTIP, and 1988 Stock Option Plan. The LTIP is a comprehensive stock based incentive compensation plan providing for discretionary grants of common stock-based awards, including incentive stock options and nonqualified stock options.

401(k) Retirement Plan.  In 1988, we established a 401(k) defined contribution retirement plan, or Retirement Plan, covering all employees who are at least 21 years of age and meet certain service requirements. In 1997, the Retirement Plan was amended to eliminate any service eligibility requirement so that employees who otherwise met the eligibility criteria could commence participation upon being hired by us. The Retirement Plan provides for voluntary, pre-tax employee contributions in amounts determined by the employees, subject to a maximum limit allowed by Internal Revenue Service guidelines. For the 2003 calendar year, this limit is $12,000. We may contribute certain amounts to the accounts of Retirement Plan participants as determined in the discretion of the board of directors. To date, the Company has not made any contribution to the Retirement Plan, and the Company does not anticipate making any contribution to the Retirement Plan in the foreseeable future. We may amend or terminate the Retirement Plan at any time.

Annual Performance Incentive Plan.  Effective January 1, 2001, we adopted an annual performance incentive plan pursuant to which selected employees are eligible to receive annual cash incentive rewards based upon, and subject to, the achievement of specific performance goals and objectives established annually by us. No awards were made under this plan during the 2003 fiscal year. We may amend or terminate the incentive plan at any time.

Bonus Plan.  In July 1998, we adopted a bonus plan pursuant to which all employees are eligible to receive cash bonuses on an annual or quarterly basis beginning with the quarter ended September 30, 1998 if, during such period, we meet certain financial performance objectives established from time to time by us. No awards were made under this plan during the 2003 fiscal year. We may amend or terminate the bonus plan at any time.

Option Grants.  The following table provides certain summary information concerning the shares of common stock represented by stock options granted to each of the Named Executive Officers during our 2003 fiscal year.

	Option Grants in Last Fiscal Year Individual Grants				Potential realizable value at assumed annual rates of stock price appreciation for option term
	Number of Securities Underlying Option Granted (#)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price (per share)	Expiration Date	5%	10%

David D. Hood	350,000	31%	$7.07	09/09/2012	$1,556,213	$3,943,661

Kenneth C. Kieley	20,000	2%	$7.80	07/31/2012	$98,108	$248,617

Robert W. Kujawski	25,000	2%	$7.85	4/10/2012	$123,422	$312,764

Jeff Guillot	50,000	4%	$7.04	10/16/2012	$221,372	$560,983

Terry Sadowski	70,000	6%	$6.60	10/16/2012	$290,551	$736,290

Craig S. Tysdal	—	—	—	—	—	—

Honoré LaBourdette	—	—	—	—	—	—

All options were granted at their fair market value on the date of grant and may be exercised at any time during the term of the option. The ownership of the underlying common stock vests over a four-year period with one-fourth of the total amount vesting one year from the date of grant and one-sixteenth of the total amount vesting in each calendar quarter thereafter. The unvested portion of any previously exercised option may be repurchased by the Company upon the termination of an executive’s employment.

Under the terms of our LTIP, the board of directors retains discretion, subject to certain limitations provided for in the LTIP, to modify the terms of outstanding options. All options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The exercise price for all options may be paid in cash or shares of our common stock or a combination of cash and shares.

FISCAL 2003 YEAR-END AGGREGATED OPTION EXERCISES AND VALUES

			Number of Securities Underlying Unexercised Options at March 31, 2003 (#)		Value of Unexercised In-the-Money Options at March 31, 2003
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David D. Hood	—	—	—	350,000	—	—

Kenneth C. Kieley	90,000	$591,300	135,281	37,619	$356,656	$7,044

Robert W. Kujawski	—	—	56,250	68,750	$11,320	$8,805

Jeff Guillot	—	—	—	50,000	—	—

Terry Sadowski	—	—	—	70,000	—	$5,600

Craig S. Tysdal	350,000	$2,238,000	264,062	60,938	$45,281	$35,219

Honoré LaBourdette	—	—	21,875	—	$7,000	—

Under our plan, the options granted are exercisable at any time, but the unvested portion of the ownership of the underlying common stock is subject to our repurchase right for a certain period of time upon termination of employment. For purposes of this table, those options still subject to repurchase rights are identified as unexercisable.

The potential realizable values and the values of unexercised in-the-money options in the tables have been calculated by determining the difference between the fair market value of the common stock as of March 31, 2003, of $6.68 per share, and the per share exercise prices of the options.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements. The Company entered into an Employment and Change of Control Agreement with each of Mr. Hood and Mr. Kieley effective as of February 20, 2003. The Agreements provide that, upon a change of control of the Company, one-half (1/2) of the outstanding, unvested stock options previously granted to the Executive will become vested and exercisable. The Agreements also provide for a one-year employment period following a change of control of the Company, as well as certain severance benefits in the event that the Executive’s employment is terminated during the one-year employment period by the Company without cause or by the Executive with good reason. Such severance benefits include a cash payment equal to one year’s base salary plus annual bonus; the extension of the exercise period for all outstanding, vested stock options to the later of six (6) months from the date of the termination or January 31 of the following year; and certain continuation health care benefits.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board reviews and establishes the executive officer compensation and administers the incentive compensation and stock option plans for all employees. The compensation committee consists entirely of directors who are not employees of the Company. The compensation committee directed the preparation of this report and approved it for submission to the stockholders in this proxy statement.

Compensation Philosophy.  The compensation committee believes that executive compensation should be based upon the performance of the Company and its officers generally and should be in line with the Company’s business objectives. The Company’s aim is to attract, retain and reward executive officers and other key employees who contribute to the success of the Company and to motivate those individuals to achieve both long-term and short-term objectives. In keeping with this philosophy, the compensation committee has approved an overall compensation program comprised of base salary, bonus, annual incentive award opportunities and stock option awards. This overall philosophy is designed to achieve an appropriate and competitive balance between salary and performance-based incentives. In establishing compensation packages, the compensation committee considers the salaries and bonus programs paid by competitors in its industry, as well as general economic conditions.

Base Salary.  Each executive officer’s base salary is reviewed on an annual basis and reflects individual and corporate performance, as well as level of responsibility.

Bonus.  In July 1998, the Company adopted a bonus plan pursuant to which all employees, including the executive officers, are eligible to receive cash bonuses on an annual or quarterly basis if, during such period, the Company meets certain financial performance objectives which we establish from time to time. No awards were made under this plan during the 2003 fiscal year.

Annual Performance Incentive Plan.  Effective January 1, 2001, we adopted an annual performance incentive plan pursuant to which selected employees are eligible to receive annual cash incentive rewards based upon, and subject to, the achievement of specific performance goals and objectives established annually by us. No awards were made under this plan during the 2003 fiscal year.

Long-Term Incentives.  Under the Company’s LTIP, employees, including executive officers, are eligible to receive a variety of discretionary awards, including incentive stock options, nonqualified stock options and other stock-based awards. To date, all LTIP awards have been in the form of stock option grants. Through option grants and other stock awards, executives receive significant equity incentives and are encouraged to build stockholder value. It is anticipated that performance-based incentive awards will continue to comprise a significant portion of executives’ total compensation.

In granting stock options to executive officers and all employees under the Company’s LTIP, the timing of the grants and the size and allocation of the overall option pools are determined by the compensation committee upon consideration of market conditions, as well as individual and company performance and the current equity position of the employee. During the 2003 fiscal year, options were granted to five of our named executive officers existing as of the end of the 2003 fiscal year, Messrs. Hood, Guillot, Sadowski, Kieley, and Kujawski, covering an aggregate of 350,000, 50,000, 70,000, 20,000, and 25,000 each, respectively.

Certain Tax Considerations.  Section 162(m) of the Internal Revenue Code, or Code, limits the deductibility of compensation which a publicly traded corporation provides to its most highly compensated officers. Compensation above $1 million may be deducted if it is “qualified performance-based compensation”, as defined in the Code. As a general policy, the Company does not intend to provide compensation which is not deductible for federal income tax purposes.

Compensation of Chief Executive Officer.  The compensation committee established an annual salary of $275,000 for Mr. Hood, as President and Chief Executive Officer, in July 2003. Mr. Hood’s salary is comparable to what the compensation committee believes is the average salary of the chief executive officers of recognized competitors within the Company’s industry and is based on factors that are consistent with the compensation committee’s compensation philosophy as described above.

Compensation of Former Chief Executive Officer.  The compensation committee had established an annual salary of $275,000 for Mr. Tysdal, while he served as President and Chief Executive Officer, in October 2000 and had reapproved this amount as his annual salary in October 2001 and October 2002. Mr. Tysdal’s salary was comparable to what the compensation committee believed was the average salary of the chief executive officers of recognized competitors within the Company’s industry and was based on factors that were consistent with the compensation committee’s compensation philosophy as described above.

COMPENSATION COMMITTEE

Suzanne C. Narducci, Chairman

J. Michael Gullard

G. Joseph Lueckenhoff

AUDIT COMMITTEE REPORT

The audit committee assists the Board in providing oversight of the Company’s auditing, accounting and financial reporting process, and the Company’s system of internal controls. The Board has approved a written charter governing the committee’s role and responsibilities. A copy of the charter is attached as an appendix to this proxy statement. The audit committee consists solely of independent directors in accordance with the applicable independence standards of the National Association of Securities Dealers. The committee has directed the preparation of this report and has approved its content and submission to the stockholders in this proxy statement.

The committee has received the written disclosures and letter from Ernst & Young LLP, the Company’s independent auditors, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and has discussed with Ernst & Young LLP its independence. In this regard, the committee concluded that the provision of non-audit services by Ernst & Young LLP for the 2003 fiscal year was compatible with maintaining the independence of the firm.

The committee has reviewed and discussed with Company management and Ernst & Young LLP, the interim unaudited financial statements and the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2003. The committee also discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) concerning the quality of the Company’s accounting principles as applied in its financial statements.

Based on its review and discussions, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, for filing with the Securities and Exchange Commission. Additionally, as hereafter noted in this proxy statement, the committee recommended to the Board that Ernst & Young LLP be selected to act as independent auditors for 2004.

AUDIT COMMITTEE

John S. McCarthy, Chairman

J. Michael Gullard

Howard D. Wolfe, Jr.

STOCK PERFORMANCE GRAPH

The following line graph compares the total stockholder return (stock price growth) of the common stock from September 29, 1999 through March 31, 2003, with the total stockholder return for the same period of a peer group index. The graph assumes an investment of $100 in the common stock and each index on September 29, 1999. The Company notes that its initial public offering occurred on September 29, 1999, and that the closing price of $19.00 on such date was used as the beginning price for the Company’s stock price on the performance graph.

The stockholder returns shown are neither determinative nor indicative of future performance.

	September 29, 1999	March 31, 2003

NetSolve, Incorporated	$100.00	$37.63

Nasdaq Computers and Data Processing Index	$100.00	$43.49

Nasdaq US Composite Index	$100.00	$50.32

OTHER BUSINESS

Other than as stated herein, the board of directors does not intend to bring any business before the annual meeting and it has not been informed of any matters that may be presented to the annual meeting by others. However, if any other matters properly come before the annual meeting, it is the intent of the board of directors that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

Auditors.  The Board has selected Ernst & Young LLP, Independent Auditors, as independent auditors for the Company for the fiscal year ending March 31, 2004. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

During the fiscal year ended March 31, 2003, fees billed to the Company by Ernst & Young LLP were as follows:

Audit Fees.  Fees and expenses billed for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s quarterly reports on Forms 10-Q totaled $88,500.

Financial Information System Design and Implementation Fees.  No fees were billed by Ernst & Young LLP for financial information system design and implementation services during the 2003 fiscal year.

All Other Fees.  Ernst & Young LLP’s fees and expenses for all other professional services, none of which were audit related, rendered to the Company during the 2003 fiscal year totaled $85,784.

Voting Upon Matters Unknown to Company at the Time the 2004 Proxy Statement is Mailed.  The rules of the Securities and Exchange Commission allow the Company to use discretionary voting authority to vote on any matter coming before the 2004 annual meeting of stockholders that is not included in the proxy statement for that meeting if the Company does not have notice of the matter by April 25, 2004.

Stockholder Proposals for 2004 Annual Meeting of Stockholders.  If you wish to present a proposal for consideration at the Company’s 2004 annual meeting of stockholders and to be included in the Company’s proxy statement and form of proxy for such annual meeting, you may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion, your proposal must be received by the Company’s Corporate Secretary no later than February 3, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

Kenneth C. Kieley,

Vice President-Finance, Chief

Financial Officer and Secretary

Austin, Texas

June 13, 2003

Appendix A

Netsolve, Incorporated

Audit Committee Charter

The Audit Committee (Committee), of the Board of Directors (Board) of NetSolve, Incorporated (Company), will have the oversight responsibility, authority and specific duties as described below.

Composition

The Committee will be comprised of three or more directors as determined by the Board. Members of the Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company and are not an affiliated person of the Company, and meet the independence requirements of The Nasdaq Stock Market, Inc. (NASDAQ). The members of the Committee will be appointed annually by the full Board, and will be listed in the annual proxy statement or annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board. All committee members shall be financially literate, and at least one member shall be a “financial expert” as defined by the Securities and Exchange Commission (SEC) regulations.

Responsibility

The Committee is a part of the Board. It’s primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between the independent auditors, financial management and the Board. The Committee should have a clear understanding with the management of the Company and the independent auditors that they must maintain an open relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board and the Committee. The Committee will make periodic reports to the Board concerning its activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company’s business conduct guidelines.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all the books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties.

Authority

Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

Meetings

The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer and independent auditors at least once each year and at other times when considered appropriate. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditors be present at Committee meetings.

Specific Duties

In carrying out its oversight responsibilities, the Committee will generally perform the following functions, subject to such modifications as the Committee may, from time to time, determine to be necessary or appropriate:

1.	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NASDAQ audit committee requirements.

2.	The Committee shall be directly responsible for the appointment and termination (subject, if applicable to shareholder ratification), compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to provide the specific non-audit services prescribed by law or regulations. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

3.	Review with the Company’s management and independent auditors the Company’s accounting and financial reporting controls. Obtain annually in writing from the independent auditors their letter as to the adequacy of such controls.

4.	Review with the Company’s management and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditors their judgments about the accounting principles used in financial reporting.

5.	Review the scope and general extent of the independent accountants’ annual audit and the related engagement letter from the independent auditors. The Committee’s review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent auditors.

6.	Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7.	At least annually, the committee shall obtain and review a report by the independent auditors describing:

•	The firm’s internal quality control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and

•	All relationships between the independent auditor and the Company to assess the auditor’s independence.

In addition, the committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and NASDAQ standards.

8.	Have a predetermined arrangement with the independent auditors that they will advise the Committee (either in a meeting or through its Chair) and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. This notification should include any significant changes in accounting principles and any other communications as required to be communicated by the independent auditors under generally accepted auditing standards. Also receive a written confirmation provided by the independent auditors at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

9.	Review with management (either in a meeting or through the Chair) the financial results and/or financial statements of the Company prior to the related press release, or if not practicable, prior to filing Forms 10-Q.

10.	At the completion of the annual audit and, if practicable prior to the related press release, review with management, and the independent auditors the following:

a.	The annual financial statements and related footnotes and financial information to be included in the Company’s annual report to shareholders and on Form 10-K.

b.	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

c.	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company’s financial statements.

d.	Other communications as required to be communicated by the independent auditors under generally accepted auditing standards. Further, receive a written communication provided by the independent auditors concerning their judgment about the quality of the Company’s accounting principles, as established by generally accepted auditing standards, and that they concur with management’s representation concerning audit adjustments. Inquire of management and the independent auditors as to their judgment of significant judgments, and the clarity of the disclosures in the financial statements.

e.	If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company’s annual report on Form 10-K.

f.	The committee shall receive regular reports from the independent auditor on the critical accounting policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the management.

11.	After preparation by management and review by independent auditors, approve the Committee report required under SEC rules to be included in the Company’s annual proxy statement. This charter is to be published as an appendix to the proxy statement every three years.

12.	Discuss with the independent auditors the quality of the Company’s financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

13.	Meet with management, and the independent auditors to discuss any relevant significant recommendations that the independent auditors may have.

14.	The committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

15.	The committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

16.	The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

PROXY

NETSOLVE, INCORPORATED

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David D. Hood and Kenneth C. Kieley, and each of them severally, as their proxies with full power of substitution and resubstitution for and in the name, place and stead of the undersigned to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting to be held on July 16, 2003 or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES FOR DIRECTOR AND FOR PROPOSAL NO. 2. If more than one of the proxies named shall be present in person or by substitution at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

NETSOLVE, INCORPORATED

July 16, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯    Please detach and mail in the envelope provided.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:	NOMINEES:		2.	PROPOSAL TO RATIFY CHANGES MADE TO THE COMPENSATION ARRANGEMENTS FOR OUTSIDE DIRECTORS.	☐	☐	☐
☐	FOR ALL NOMINEES	O Jerome N. Gregoire
☐	WITHHOLD AUTHORITY	O J. Michael Gullard O David D. Hood		3.	IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
	FOR ALL NOMINEES	O G. Joseph Lueckenhoff
		O John S. McCarthy			The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated June 13, 2003
☐	FOR ALL EXCEPT (See instructions below)	O Howard D. Wolfe, Jr. O James L. Zucco, Jr.
PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.